August 18, 1997



MAPICS, Inc.
5775-D Glenridge Drive; Suite 300
Atlanta, GA  30328

         Re:      Registration Statement on Form S-3
                  ----------------------------------

Dear Sir or Madam:

         We are counsel to MAPICS, Inc., a Massachusetts corporation (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Registration Statement on Form S-3 (the "Registration Statement"), covering the resale to the public of up to 526,309 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), issuable upon the exercise of certain Common Stock Purchase Warrants of the Company (the "Warrants").

         We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Warrants and the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements, or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."


                                                 Very truly yours,



                                                 TESTA, HURWITZ & THIBEAULT, LLP